Exhibit (a)(20)

VIACOM ANNOUNCES PRELIMINARY RESULTS

OF SUCCESSFUL BLOCKBUSTER SPLIT-OFF EXCHANGE OFFER

Exchange Offer is Oversubscribed;

Final Results to be Announced on or before October 13th

NEW YORK, October 6, 2004 – Viacom Inc. (NYSE: VIA and VIA.B) today announced that, based on preliminary results, its exchange offer for the split-off of Blockbuster Inc. (NYSE: BBI and BBI.B) was oversubscribed. The successful offer to Viacom stockholders for the exchange, on a tax-free basis, of some or all of their Viacom shares for shares of Blockbuster common stock held by Viacom expired at 12:00 midnight, New York City time, on October 5, 2004.

Based on a preliminary count by the exchange agent, The Bank of New York, 294,926,641 shares of Viacom common stock, consisting of 4,648,793 shares of Viacom class A common stock and 290,277,848 shares of Viacom class B common stock, were tendered for exchange. Of these shares, 150,315,329 shares of Viacom common stock, consisting of 1,287,577 shares of Viacom class A common stock and 149,027,752 shares of Viacom class B common stock, were tendered by notice of guaranteed delivery. Viacom will accept for exchange 27,961,165 shares of Viacom common stock in exchange for the 72 million shares of Blockbuster class A common stock and 72 million shares of Blockbuster class B common stock Viacom owns. Because the exchange offer is oversubscribed, Viacom will accept only a portion of the number of shares of each class of Viacom common stock that were tendered, on a pro-rata basis in proportion to the number of shares tendered. Based on the preliminary results, and assuming all shares tendered by notice of guaranteed delivery are delivered under the terms of the exchange offer, Viacom will accept approximately 9.5% of the tendered shares of each class of Viacom common stock. Viacom expects to announce the final results of the exchange offer, including the final proration factor, on or before Wednesday, October 13, 2004.

Stockholders that have tendered less than 100 shares, or an odd-lot, will not be subject to proration, except that stockholders that have tendered odd-lots as a participant in a Viacom or Blockbuster employee benefit plan are not entitled to this preference.

Viacom commenced the exchange offer on September 8, 2004 and offered to exchange 5.15 shares of Blockbuster stock, consisting of 2.575 shares of Blockbuster Class A common stock and 2.575 shares of Blockbuster Class B common stock, for each share of Viacom common stock validly tendered and not properly withdrawn, up to an aggregate of 27,961,165 shares of Viacom class A or class B common stock.

Shares of Blockbuster common stock will be credited to accounts of tendering stockholders by the exchange agent promptly after the final results of the exchange offer are announced. In addition, checks in lieu of fractional Blockbuster shares and shares of Viacom class A and class B common stock tendered but not accepted for exchange are expected to be delivered or mailed on or before October 22, 2004.

Information About the Exchange Offer

Stockholders of Viacom are advised to read Viacom’s Tender Offer Statement on Schedule TO, Blockbuster’s Registration Statement on Form S-4 and the Prospectus-Offer to Exchange, as well as any other documents relating to the exchange offer that are filed with the SEC when they become available because they will contain important information. Stockholders of Viacom may obtain copies of these documents for free at the SEC’s website at www.sec.gov or from Viacom Investor Relations at 1-800-516-4399. Viacom stockholders may also request copies of the exchange offer documents from Viacom’s information agent, MacKenzie Partners, Inc., located at 105 Madison Avenue, New York, NY 10016, at (800) 322-2885 (toll-free) in the United States or at (212) 929-5500 (collect) elsewhere.

About Viacom Inc.

Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online. With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, music, and comedy. Viacom’s well-known brands include CBS, MTV, Nickelodeon, Nick at Nite, VH1, BET, Paramount Pictures, Infinity Broadcasting, Viacom Outdoor, UPN, TV Land, Comedy Central, CMT: Country Music Television, Spike TV, Showtime and Simon & Schuster. More information about Viacom and its businesses is available at www.viacom.com.

Contacts:

Viacom Contacts:

Media:	Analysts/Investors:

Carl Folta Senior Vice President, Corporate Relations (212) 258-6352 carl.folta@viacom.com	Martin Shea Senior Vice President, Investor Relations (212) 258-6515 marty.shea@viacom.com

Susan Duffy Vice President, Corporate Relations (212) 258-6347 susan.duffy@viacom.com	James Bombassei Vice President, Investor Relations (212) 258-6377 james.bombassei@viacom.com

Blockbuster Contacts:
Media:	Analysts/Investors:

Karen Raskopf Senior Vice President, Corp. Communications (214) 854-3555	Mary Bell Senior Vice President, Investor Relations and Corporate Treasurer (214) 854-3863
Randy Hargrove Director, Corp. Communications (214) 854-3190

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